Exhibit 99.1

Mobiquity Networks Adds Another Major Studio to Client Roster

Mobile Marketing Company will Promote Upcoming NBCUniversal Film, Endless Love

NEW YORK, Jan. 24, 2013 -- Mobiquity Technologies, Inc. (OTCQB: MOBQ), the nation’s largest location-based mobile Bluetooth marketing network, today announced that it is launching a location-based mobile marketing component of the national campaign for NBCUniversal’s upcoming film, Endless Love. The mobile campaign, which starts today and runs through the movie’s opening day on February 14th, will run in select malls throughout top US markets. Mobiquity’s mall network represents more than 120 million shopping visits per month. NBCUniversal is the latest addition to a growing list of studios that have tapped Mobiquity’s mobile marketing platform to promote their films.

Mobiquity Networks will drive mobile awareness of Endless Love using its mall-based proximity network to deliver rich digital content via Bluetooth and Wi-Fi to shoppers. Consumers who choose to opt-in will receive a unique combination of premium digital downloads including the movie trailer and an automatic calendar reminder. The automatic calendar reminder will prompt consumers to purchase tickets on the opening day of the movie.

“We are thrilled to expand our portfolio of studio relationships and kick off our first campaign with NBCUniversal,” said Michael Trepeta, co-CEO of Mobiquity Networks. “The reach of our network as well as our ability to deliver beautiful and engaging content via mobile will not only drive awareness, but ultimately ticket sales for Endless Love.”

How It Works

Brands can rely on Mobiquity Networks to reach their consumers and influence behavior in the retail environment. Mobiquity’s interactive zones are positioned throughout the common areas of shopping malls near entrances, anchor stores, escalators and other high-traffic, and high dwell-time areas. The network is designed to reach on-the-go consumers via their mobile devices with premium opt-in content delivered using Bluetooth, Wi-Fi and Beacon LE Technology. This advertising medium offers highly targeted messaging, and has been engineered to engage and influence shoppers as they move about the mall.

About Mobiquity Technologies

Mobiquity is an Ad Tech company focusing on connecting Fans (consumers) and Brands through a single platform utilizing Online, Social and Mobile. Mobiquity Technologies is attempting to revolutionize the Location Based Mobile Marketing Ecosystem by maximizing “Fan Engagement” through a single platform of Bluetooth, Wi-Fi, NFC, QR, Beacon Technology and a universal App.

For more information you can visit:

www.mobiquitytechnologies.com

www.acemarketing.net

www.mobiquitynetworks.com

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SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performances or achievements express or implied by such forward-looking statements. The forward-looking statements are subject to risks and uncertainties including, without limitation, changes in levels of competition, possible loss of customers, and the company's ability to attract and retain key personnel.

For Media Inquiries:	For Investor Inquiries:

PenVine for Mobiquity Technologies	Legend Securities, Inc.

Jennifer Schenberg	John Columbia

917-445-4454	718-233-2627

jennifer@penvine.com	jcolumbia@legendsecuritiesinc.com

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